UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 12, 2013

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code  (651) 636-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.       Costs Associated with Exit or Disposal Activities.

On June 13, 2013 IntriCon Corporation (the “Company”) announced a global strategic restructuring plan designed to accelerate the Company’s future growth by focusing resources on the highest potential growth areas and reduce costs by approximately $3.0 million annually. As part of this plan, the Company has decided to transfer its medical coil business from the Company’s Maine facility to Minnesota to better leverage existing manufacturing capacity, and explore alternatives for the remaining security and microphone business, including possible sale.  The decision to exit the security and microphone business was made to allow the Company to focus on its core body-worn device segment and to improve the Company’s overall margins and profitability.  In addition, the Company will complete a global net workforce reduction of approximately 35 administrative and support employees, resulting in immediate annual cost savings of $2.0 million. The majority of staff reductions are immediate, except in our Maine operation, where there will be a phased approach.

The plan, which was approved by the Company’s Board of Directors on June 12, 2013, will begin immediately and is expected to be completed by the end of 2013.  In connection with its decision to reduce its cost structure and divest the security and microphone business, the Company is evaluating the resulting asset impairment, one-time employee termination costs and moving costs. The Company currently estimates the one-time employee termination and moving costs to approximate $400,000 to $500,000.  The majority of the expected charge will be recorded in the Company’s results from discontinued operations for the second quarter ended June 30, 2013.  At this time, the Company is unable in good faith to make a determination of an estimated range of impairment charges. Additional losses are possible as the Company completes the divestiture and dissolution of the security and microphone business.

Item 2.06.       Material Impairments.

The information set forth above in Item 2.05 is hereby incorporated into Item 2.06 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Chief Financial Officer

Date:  June 18, 2013